CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 19, 1997, relating to the financial statements and financial highlights of Prudential Dryden Fund-Prudential Pacific Index Fund and Prudential Dryden Fund-Prudential Stock Index Fund, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectuses which constitute part of this Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information and to the references to us under the heading "Financial Highlights" in such Prospectuses.


Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036
January 20, 1998